Exhibit 99.1

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated August 26, 2012 to the Board of Directors of Hudson City Bancorp, Inc. (“Hudson City”) included in Appendix B to the Joint Proxy Statement/Prospectus relating to the proposed merger of Hudson City and Wilmington Trust Corporation, a wholly owned subsidiary of M&T Bank Corporation, which is part of the Registration Statement of M&T Bank Corporation on Form S-4 and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES LLC

By:	/S/ ANU AIYENGAR
Name: Anu Aiyengar
Title: Managing Director

October 12, 2012